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                                                                 EXHIBIT 99.1




         NEWS BULLETIN                             [SIZZLER LOGO]
              FROM:                       6101 W. Centinela Ave., Suite 200
THE FINANCIAL RELATIONS BOARD             Culver City, CA 90230
-----------------------------             (310)568-0135
        BSMG WORLDWIDE                    NYSE: SZ


AT THE COMPANY:                                                AT THE FINANCIAL RELATIONS BOARD:
Steven R. Selcer               Kim Forster                     Haris Tajyar                  Moira Conlon
Vice President and CFO         Vice President, Planning        General Information           Investor/Analyst Contact
(310) 568-0135                 (310) 568-0135                  (310) 442-0599                (310) 442-0599
----------------------------   ------------------------------- ----------------------------- ----------------------------------

FOR IMMEDIATE RELEASE
Wednesday, August 30, 2000

               SIZZLER ANNOUNCES COMPLETION OF OSCAR'S ACQUISITION

CULVER CITY, CA--AUGUST 30, 2000--SIZZLER INTERNATIONAL, INC. (NYSE: SZ) announced at its annual shareholder meeting today that it has completed the previously announced acquisition of 82% of San Diego based Oscar's, a successful and rapidly growing 9 unit restaurant company in Southern California and Phoenix.

"We are very enthusiastic about this acquisition, and looking forward to expanding the Oscar's revenue by at least 30% this year," said Charles Boppell, President and CEO of Sizzler International. "In its second year, we expect the acquisition will be accretive to Sizzler's earnings. Since the initial announcement of the acquisition, Oscar's has opened a new restaurant in Mira Mesa, CA, and we expect two others to open late this year or early 2001. Over the long-term, we believe Oscar's will prove to be an important growth vehicle for Sizzler."

Oscar's sales increased more than 20% during the first half of 2000, fueled by a 12% increase in same store sales. In 1999, Oscar's generated more than $22 million in revenues and EBIDTA of $3.6 million. Oscar's restaurants offer a full menu of award-winning gourmet pizzas, baby back ribs, barbecue chicken, and other items that have gained favorable reviews in such periodicals as Nation's Restaurant News, Chain leader, and in The San Diego Union Tribune. In addition, Oscar's was voted "Best Pizza" by San Diego station KFMB, Channel 8's Unknown Eater for three years in a row, and was awarded "Best Pizza" by the city of Temecula as well.


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Sizzler International, Inc.
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ABOUT SIZZLER

Sizzler International, Inc. operates, franchises or joint ventures 348 Sizzler restaurants worldwide, in addition to the 102 KFC restaurants in Queensland, Australia.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws. These include statements regarding (1) the rate of anticipated increases in Oscar's revenue
(2) when the transaction is expected to be accretive to Sizzler's earnings; and
(3) the future timing of the opening of additional Oscar's locations. Sizzler cautions that these statements are qualified in their entirety by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the continued success of Oscar's food offerings; (b) the ability of management to grow revenue and manage expenses as anticipated; (c) the ability to successfully identify, acquire and develop additional locations for Oscar's restaurants and (d) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.